UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2011

Commission File Number 000-54530

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Moria 30 Avenue, Haifa, Israel 34572
(Address of principal executive offices)

888-333-8075
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors;
       Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On December 20, 2011, effective January 2, 2012, Erik Klinger was appointed by Forex International Trading Corp. (the “Company”) to serve as the Chief Financial Officer and a Director of the Company.     Mr. Klinger’s principal objectives will be to assist in the deployment of the Corporation’s assets, management and oversight of the Corporation’s financial statements and filings with the Securities and Exchange Commission and to perform due diligence on proposed acquisition targets, if any.

There is no understanding or arrangement between Mr. Klinger and any other person pursuant to which he was appointed as an executive officer and director.  Mr. Klinger does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Klinger has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Klinger has extensive experience in Private Equity, Management Consulting, and Entrepreneurship. During his career, Mr. Klinger has worked with small companies to Fortune 500 companies.  From May 2011 to the present, Mr. Klinger has served as a partner at Ocelot Partners in Los Angeles, California.  From the years 2004 to 2011, Mr. Klinger was a Partner at Mindshift Partners, which focused on providing pre-audit preparation to public and private companies.
As a Private Equity Associate at Orchard Capital from 1999 - 2001, he analyzed, structured, and helped to close leveraged buyouts of companies, and served on the Board of Directors of a large private airfreight carrier.  Formerly, Mr. Klinger worked at Price Waterhouse (New York office) from 1994 - 1997, where his client work focused on process improvement and systems integration. Mr. Klinger earned a Masters of Business Administration from the Anderson School at UCLA in 1999 and earned a Bachelors Degree in Engineering Sciences modified with Economics from Dartmouth College in 1992. He lives in Santa Monica, California.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

By:	/s/ Liat Franco
Name: Liat Franco
Title: CEO, President, Secretary,
Treasurer and Director

Date:           December 21, 2011
Haifa, Israel

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